Mandalay Digital Group, Inc. Closes $12 Million Underwritten Offering

LOS ANGELES, Aug. 21, 2013 /PRNewswire/ -- Mandalay Digital Group, Inc. and its subsidiaries (NASDAQ:MNDL) (the "Company"), a global mobile content provider, today announced the closing of its previously announced underwritten public offering of common stock. The Company received net proceeds of approximately $11.2 million after deducting underwriting discounts and commissions and offering expenses.

A total of 4,838,710 shares of common stock were issued at the closing. The Company has also granted the underwriter a 30-day option to purchase up to an additional 725,806 shares of common stock to cover over-allotments, if any.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS) acted as the sole book-runner for the transaction.

This offering was made only by means of a prospectus supplement. The final prospectus supplement relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

In connection with this offering, the Company has filed a registration statement on Form S-3 that was declared effective by the SEC on August 5, 2013. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mandalay Digital Group

Mandalay Digital Group, Inc. (MNDL) is at the convergence of Internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. Mandalay Digital is headquartered in Los Angeles and has offices in Australia, Germany and Israel. For additional information, visit www.mandalaydigital.com.

Forward Looking Statements

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts:
MZ North America
John Mattio, SVP
Tel: +1-212-301-7130
Email: john.mattio@mzgroup.us
www.mzgroup.us

SOURCE Mandalay Digital Group, Inc.

310491523.1